Exhibit 99.1

CONTACT	John Van Heel
Chief Executive Officer
(585) 647-6400

Media:
Carolyn Sargent
Rubenstein
(212) 843-8030

FOR IMMEDIATE RELEASE:

MONRO MUFFLER BRAKE, INC. ANNOUNCES SUCCESSION, APPOINTS BRETT PONTON AS ITS NEXT PRESIDENT AND CHIEF EXECUTIVE OFFICER

~ Robert Mellor elected independent Chairman of the Board, effective immediately ~

~ John Van Heel will continue as CEO until the end of his contract on October 1, 2017, and then act as an advisor to the Company through March 2018 ~

~ Robert Gross, prior Executive Chairman, to retire from the Board and the Company ~

ROCHESTER, N.Y. – June 28, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, announced today that it has elected Brett Ponton as its next President and Chief Executive Officer. Mr. Ponton, an executive with more than 20 years of senior management experience in the auto and tire service industry, most recently served as CEO of American Driveline Systems, the parent company of AAMCO Transmissions & Total Car Care. Mr. Ponton will succeed John Van Heel, who has decided not to renew his long-term contract when it expires on October 1, 2017. Mr. Van Heel has been CEO and a member of the Board of Directors since 2012.

Monro also announced the election of lead director Robert Mellor as independent Chairman of the Board of Directors. Robert Gross, Executive Chairman, will retire from the Board and the Company at the conclusion of the annual shareholder meeting on August 15, 2017.

The transition comes at a time of dynamic evolution and opportunities for the rapidly growing company, which has 1,118 Company-operated stores and 114 franchised locations in 27 states. In fiscal 2017, Monro’s sales totaled a record $1.022 billion, 8% more than the previous year. In the past 15 years, Monro has made 42 acquisitions; the stores it acquired in fiscal 2017 are projected to add $150 million in annualized sales over fiscal 2016.

“Monro is very pleased to welcome Brett Ponton as its next President and CEO. His deep industry expertise and contacts, his success running both franchise and company-operated automotive service and tire stores and his proven leadership skills will help accelerate Monro’s successful acquisition strategy. He is the right person to lead Monro at this stage in its growth,” Mr. Mellor said.

In announcing the transition, Mr. Mellor added: “We are grateful to John Van Heel for his distinguished service to Monro. During his 15 years at the Company, the past five as CEO, the Company has grown from 550 stores and $250 million in annual sales to more than 1,100 stores and annual sales of more than $1 billion.”

Mr. Ponton said: “It is an honor to be chosen as President and CEO of Monro. Since its founding 60 years ago, Monro has been an auto care pioneer with a sterling reputation and strong portfolio of retail outlets. Monro is well positioned to continue its tremendous growth through increasing same-store sales, acquiring competitors and expanding into new markets. I look forward to working with the Company’s talented professionals to expand the offerings and unparalleled service Monro is known for.”

Mr. Ponton will join Monro as President on August 1, 2017, and assume the CEO role on October 2, 2017. To facilitate the transition, Mr. Van Heel will serve as an advisor to Monro for six months following the end of his contract.

In discussions about succession planning with the Board, Mr. Van Heel indicated that he did not wish to renew his long-term contract. Subsequently, the Monro Board of Directors began an extensive, nationwide search for a new leader. “In Mr. Ponton we have found a worthy successor to Mr. Van Heel and his predecessor, Mr. Gross. Mr. Ponton’s strategic vision and proven in-store operational expertise will help drive our long-term success,” Mr. Mellor said.

Mr. Van Heel said, “It has been a privilege for me to be a part of the outstanding growth story at Monro. I am proud of the accomplishments of our team and want to thank each of our employees for their hard work and dedication to Monro, our customers and me. Also, we are grateful to Rob Gross for his outstanding leadership and contributions to the Company over the past 18 years.”

Monro operates in the $197 billion “Do-It-For-Me” segment of the U.S. automotive aftermarket industry, which will benefit from favorable industry trends including a rising number of vehicles on the road as well as the increasing age and complexity of vehicles. These factors make it more challenging for motorists to do their own repairs.

The Company recently completed the acquisition of 16 stores from a Car-X franchisee, including 13 locations in Illinois and three in Iowa. The sum total of the Company’s acquisitions completed in fiscal 2017 are expected to represent 16% in annualized sales growth over fiscal 2016.

On July 20, Monro will hold a conference call to provide an update on its business and report its fiscal 2018 first quarter results.

About Brett Ponton

Mr. Ponton most recently served as CEO and President of American Driveline Systems, Inc., which owns AAMCO Transmissions Inc., Cottman Transmission Systems, LLC, and Global Powertrain Systems, LLC. He also served on its Board of Directors. Mr. Ponton was instrumental in orchestrating a turnaround for American Driveline Systems and recently led its successful sale to Transom Capital Group. Mr. Ponton joined American Driveline in 2013 from Heartland Automotive, the largest operator of Jiffy Lube stores in North America. Mr. Ponton was recruited to join Heartland by its private owners, The Blackstone Group, to improve revenues and profitability. Upon achieving these objectives, Heartland was sold to Sun Capital Partners in 2012. Prior to joining Heartland in 2009, Mr. Ponton served as the Managing Director for the Asia-Pacific region for Veyance Technologies, a company that was spun out of Goodyear Tire & Rubber Company and was owned by The Carlyle Group. At Veyance, Mr. Ponton was based in Shanghai, and later Melbourne. Prior to joining Veyance, Mr. Ponton spent 16 years at Goodyear

Tire & Rubber Company, where he rose from a summer laborer and, later, an accounting intern to Vice President of Marketing for the North America tire division. At Goodyear he managed more than 800 retail locations and 8,000 employees.

About Monro Muffler Brake, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,118 Company-operated stores, 114 franchised locations, five wholesale locations, two retread facilities and 14 dealer-operated stores providing automotive undercar repair and tire sales and services. The Company operates in 27 states, serving the Mid-Atlantic and New England states and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of new construction stores. The Company went public in 1991 and trades on NASDAQ under the symbol MNRO.

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